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                                                                       EXHIBIT 6

                    OPINION AND CONSENT OF ACTUARIAL OFFICER

     This opinion is supplied with the filing of Post-Effective Amendment No. 4 to the Registration Statement on Form S-6, File No.333-35159 by the KILICO Variable Separate Account-2 (the "Separate Account") and Kemper Investors Life Insurance Company ("KILICO") covering an indefinite number of interests in the Separate Account. Premiums received under KILICO's Individual and Survivorship Flexible Premium Variable Life Insurance Policies will be allocated by KILICO to the Separate Account as described in the Prospectus included in the Registration Statement.

     I am familiar with the provisions of the Policies and the description in the Prospectus and it is my opinion that the illustrations of death benefits, surrender values, cash values, and accumulated premiums included in Exhibit 10 to the Registration Statement, based on the assumptions in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed to make the relationship between planned premiums and benefits, as shown in the illustrations, appear more favorable in the case of individual Policies, to prospective non-tobacco preferred males age 40 and 60, or, in the case of survivorship Policies, to prospective non-tobacco preferred males and females ages 45 and 40 and 65 and 60, respectively, than to non-tobacco preferred males and females at other ages. The non-tobacco risk class generally has a more favorable rate structure than tobacco risk classes. Female rate classes generally have a more favorable rate structure than male rate classes. Preferred risk classes generally have a more favorable rate structure than non-preferred risk classes.

     The current and guaranteed monthly mortality rates used in the illustrations have not been designed so to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for a non-tobacco male or female at other ages. The non-tobacco risk classes generally have lower monthly mortality rates than the tobacco risk classes. The female risk classes generally have lower monthly mortality rates than the male risk classes. Preferred risk classes generally have lower monthly mortality rates than non-preferred risk classes.

     I consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 4 to the Registration Statement and to the reference to me under the heading "Experts" in the Prospectus.

                                              /s/ Phillip N. Beyer
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                                              Phillip N. Beyer, FSA, MAAA